FOR IMMEDIATE RELEASE
July 27, 2005

NORFOLK SOUTHERN REPORTS RECORD QUARTER

For second quarter 2005 vs. second quarter 2004:

  Railway operating revenues increased 19 percent to a record $2.15 billion.
  Income from railway operations rose 39 percent to a record $592 million .
  Net income was a record $424 million, or $1.04 per diluted share.
  The railroad operating ratio improved 4.1 percentage points to 72.5 percent.

NORFOLK , VA. - For the second quarter of 2005, Norfolk Southern Corporation (NYSE: NSC) reported record net income of $424 million, or $1.04 per diluted share, compared with $213 million, or $0.54 per diluted share, for the same period of 2004. Second-quarter net income included two previously announced items (the effects of Ohio tax legislation and settlements of two coal rate cases) totaling $120 million, or $0.29 per diluted share. Excluding these items, net income would have been $304 million, or $0.75 per diluted share. This is the highest income before accounting changes for any quarter in Norfolk Southern's history.

"Norfolk Southern's exceptional second-quarter and first-half performance were driven by strong revenue improvement, a better operating ratio and sound rail operations, which allow us to provide good returns for our shareholders," said David R. Goode, chairman and chief executive officer. "T his was a great quarter for the company as we set a number of financial records. We recorded the highest railway operating revenues in our history. We posted our best ever income from railway operations, exceeding the half billion dollar mark for the first time in any quarter. And we continue to improve our margins, posting a significantly better quarterly operating ratio."

For the first six months, net income was a record $618 million, or $1.51 per diluted share, an increase of 67 percent compared with $371 million, or $0.94 per diluted share, during the same period a year earlier. Six-month results included $37 million for expenses related to a January train derailment in Graniteville , S.C. , which reduced net income by $23 million, or $0.05 per diluted share.

Second-quarter railway operating revenues of $2.15 billion were the highest of any quarter in Norfolk Southern's history and improved 19 percent compared with $1.81 billion for the same quarter a year earlier. Railway operating revenues for the first half of 2005 set a six-month record, increasing 17 percent to $4.1 billion compared with $3.5 billion for the first half of 2004.

General merchandise revenues rose 12 percent to a record$1.15 billion in the second quarter and improved 12 percent to a record $2.23 billion during the first half of 2005 compared with the same periods of 2004. All merchandise market groups reached record quarterly and six-month revenue levels primarily due to higher average revenues, including fuel surcharges.

In the second quarter, coal revenues increased 36 percent to a record $578 million compared with the same period of 2004. NS handled 47.3 million tons of coal, coke and iron ore during the period, setting a second-quarter volume record. For the first six months, coal revenues improved 27 percent to $1.05 billion compared with the same period last year. The revenue gains during both periods were the result of higher average revenues, fuel surcharges, heightened demand for utility coal and domestic and international metallurgical coal and the coal rate case settlements.

Intermodal revenues increased 18 percent to $428 million for the second quarter and climbed 21 percent to $836 million for the first six months compared to the same periods of 2004 primarily as the result of strong international business as well as higher average revenues, including higher fuel surcharges. Container volume increased by more than 51,000 units, or 10 percent, in the second quarter, and rose by more than 106,000 units, or 11 percent, in the first six months compared to the same periods a year earlier.

Second-quarter railway operating expenses were $1.56 billion, up 13 percent compared with second-quarter 2004. For the first six months, railway operating expenses were $3.12 billion, up 14 percent over the same period a year earlier. The increases primarily were due to higher diesel fuel prices and costs associated with increased traffic volume, including expenses related to hiring additional train and engine service employees and maintenance activities.

The second-quarter operating ratio of 72.5 percent was an improvement of 4.1 percentage points compared with second-quarter 2004. The settlement of the coal rate cases contributed 1.2 percentage points to this improvement. For the first six months, the operating ratio was 75.8 percent, which was 2.2 percentage points better than the same period a year earlier.

Norfolk Southern Corporation is one of the nation's premier transportation companies. Its Norfolk Southern Railway subsidiary operates approximately 21,300 route miles in 22 states, the District of Columbia and Ontario , Canada , serving every major container port in the eastern United States and providing superior connections to western rail carriers. NS operates the most extensive intermodal network in the East and is North America 's largest rail carrier of automotive parts and finished vehicles.

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For further information contact:
(Media) Bob Fort, 757-629-2710 (rcfort@nscorp.com)
(Investors) Leanne Marilley, 757-629-2861 (Leanne.Marilley@nscorp.com

Norfolk Southern Corporation and Subsidiaries

Consolidated Statements of Income

(Unaudited)
($ millions except per share)

	Three Months Ended June 30,
	2005	2004

Railway operating revenues:
Coal	$578	$424
General merchandise	1,148	1,025
Intermodal	428	364
Total railway operating revenues	2,154	1,813

Railway operating expenses:
Compensation and benefits	624	565
Materials, services and rents	446	389
Conrail rents and services (note 5)	31	101
Depreciation (note 5)	194	130
Diesel fuel	162	106
Casualties and other claims	40	38
Other	65	59
Total railway operating expenses	1,562	1,388

Income from railway operations	592	425

Other income - net	9	--
Interest expense on debt	(126)	(121)

Income before income taxes	475	304

Provision for income taxes:
Current	122	31
Deferred (note 2)	(71)	60
Total income taxes	51	91
Net income (note 1)	$424	$213

Earnings per share:
Basic	$1.05	$0.55
Diluted	$1.04	$0.54

Average shares outstanding (000's):
Basic	403,167	392,401
Diluted	409,768	396,364

See notes to consolidated financial statements.

Norfolk Southern Corporation and Subsidiaries

Consolidated Statements of Income

(Unaudited)
($ millions except per share)

	Six Months Ended June 30,
	2005	2004

Railway operating revenues:
Coal	$1,045	$822
General merchandise	2,234	1,992
Intermodal	836	692
Total railway operating revenues	4,115	3,506

Railway operating expenses:
Compensation and benefits	1,228	1,110
Materials, services and rents	882	754
Conrail rents and services (note 5)	66	203
Depreciation (note 5)	387	259
Diesel fuel	312	213
Casualties and other claims (note 3)	118	78
Other	127	118
Total railway operating expenses	3,120	2,735

Income from railway operations	995	771

Other income - net	11	10
Interest expense on debt	(254)	(242)

Income before income taxes	752	539

Provision for income taxes:
Current	181	80
Deferred (note 2)	(47)	88
Total income taxes	134	168

Net income (note 1)	$618	$371

Earnings per share:
Basic	$1.54	$0.95
Diluted	$1.51	$0.94

Average shares outstanding (000's):
Basic	402,469	391,816
Diluted	409,938	395,194

See notes to consolidated financial statements.

Norfolk Southern Corporation and Subsidiaries

Consolidated Balance Sheets

(Unaudited)
($ millions)

	June 30,	December 31,
	2005	2004

Assets

Current assets:
Cash, cash equivalents and short-term investments	$615	$669
Accounts receivable - net (note 3)	885	767
Materials and supplies	125	104
Deferred income taxes	176	187
Other current assets	169	240
Total current assets	1,970	1,967

Investments	1,556	1,499

Properties less accumulated depreciation	20,471	20,526

Other assets (note 3)	910	758
Total assets	$24,907	$24,750

Liabilities and stockholders' equity

Current liabilities:
Accounts payable (note 3)	$1,065	$1,090
Income and other taxes	208	210
Other current liabilities	232	239
Current maturities of long-term debt	115	662
Total current liabilities	1,620	2,201

Long-term debt (note 4)	6,877	6,863

Other liabilities (note 3)	1,298	1,146

Deferred income taxes	6,491	6,550
Total liabilities	16,286	16,760

Stockholders' equity:
Common stock $1.00 per share par value	426	421
Additional paid-in capital	840	728
Unearned restricted stock	(23)	(8)
Accumulated other comprehensive loss	(25)	(24)
Retained income	7,423	6,893
	8,641	8,010

Less treasury stock at cost, 20,907,125	(20)	(20)

Total stockholders' equity

	8,621	7,990

Total liabilities and stockholders' equity

	$24,907	$24,750

See notes to consolidated financial statements.

Norfolk Southern Corporation and Subsidiaries

Consolidated Statements of Cash Flow

(Unaudited)
($ millions)

	Six Months Ended June 30,
	2005	2004

Cash flows from operating activities:
Net income	$618	$371
Reconciliation of net income to net cash provided by
operating activities:
Depreciation	393	265
Deferred income taxes	(47)	88
Equity in earnings of Conrail	(14)	(32)
Gains on properties and investments	(20)	(6)
Changes in assets and liabilities affecting operations:
Accounts receivable	(48)	(87)
Materials and supplies	(21)	(8)
Other current assets	76	45
Current liabilities other than debt	(79)	(1)
Other - net	2	(9)
Net cash provided by operating activities	860	626

Cash flows from investing activities:
Property additions	(357)	(412)
Property sales and other transactions	35	16
Investments, including short-term	(427)	(51)
Investment sales and other transactions	364	4
Net cash used for investing activities	(385)	(443)

Cash flows from financing activities:
Dividends	(88)	(63)
Common stock issued - net	72	29
Proceeds from borrowings (note 6)	332	141
Debt repayments (note 4)	(827)	(371)

Net cash used for financing activities	(511)	(264)

Net decrease in cash and cash equivalents	(36)	(81)

Cash and cash equivalents:
At beginning of year	467	284

At end of period	431	203

Short-term investments at end of period	184	4

Cash, cash equivalents and short-term investments at end of period

	$615	$207

Supplemental disclosures of cash-flow information

Cash paid during the period for:
Interest (net of amounts capitalized)	$248	$241
Income taxes (net of refunds)	$138	$51

See notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS:

1. Settlements of Coal Rate Cases -

During the second quarter, NS entered into settlement agreements with two utility customers that resolved their rail transportation rate cases before the Surface Transportation Board (STB). In 2002, Duke Energy (Duke) and Carolina Power & Light (CP&L) each filed rate reasonableness complaints with the STB. In October 2004, the STB found NS' rates to be reasonable in both cases, and at the STB's invitation, Duke and CP&L each initiated proceedings to determine if phasing constraints should apply. As a result of the settlements, NS recognized additional revenue related to the period in dispute, which net of associated expenses and income taxes increased second-quarter net income by $24 million, or 6 cents per share (basic and diluted).

2. REDUCTION OF DEFERRED TAXES -

In the second quarter, Ohio enacted tax legislation that phases out its Corporate Franchise Tax, which was generally based on federal taxable income, and phases in a new gross receipts tax called the Commercial Activity Tax, which is based on current year sales and rentals. The elimination of the Corporate Franchise Tax resulted in a reduction of NS' deferred income tax liability in the second quarter, as required by Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," which increased net income by $96 million, or 23 cents per share (basic and diluted).

3. GRANITEVILLE DERAILMENT -

In the first quarter of 2005, NS recorded a liability related to the Jan. 6, 2005 , derailment in Graniteville , SC. The liability, which includes a current and long-term portion, represents NS' best estimate based on current facts and circumstances. The estimate includes amounts related to business property damage and other economic losses, personal injury and individual property damage claims as well as third-party response costs. NS' commercial insurance policies are expected to cover expenses related to this derailment above NS' self-insured retention, including its own response costs and legal fees. Accordingly, the Consolidated Balance Sheet reflects a current and long-term receivable for estimated recoveries from its insurance carriers.

Six month results include approximately $37 million of expenses related to this incident, which represents NS' retention under its insurance policies and other uninsured costs, and which reduced net income by approximately $23 million, or 5 cents per share (basic and diluted). NS expects $4 million of additional costs for the remainder of the year.

While it is reasonable to expect that the liability for covered losses could differ from the amount recorded, such a change would be offset by a corresponding change in the recovery receivable. As a result, NS does not believe that it is reasonably likely that its net loss (the difference between the liability and future recoveries) will be materially different than the loss recorded in the first six months of 2005. NS expects at this time that insurance coverage is adequate to cover potential claims and settlements above its self-insurance retention.

4. DEBT EXCHANGE -

In the second quarter, NS issued $717 million of new unsecured notes ($350 million at 5.64% due 2029 and $367 million at 5.59% due 2025) and paid $218 million of premium in exchange for $717 million of its previously issued unsecured notes ($350 million at 7.8% due 2027, $200 million at 7.25% due 2031, and $167 million at 9.0% due 2021). The $218 million cash premium payment is reflected as a reduction of debt in the Consolidated Balance Sheet and Statement of Cash Flows and will be amortized as additional interest expense over the terms of the new debt.

5. CONRAIL CORPORATE REORGANIZATION -

On August 27, 2004 , NS, CSX and Conrail completed a corporate reorganization of Conrail that resulted in the direct ownership and control by Norfolk Southern Railway Company (NSR) of routes and assets that had previously been operated by NSR under operating and lease agreements with a Conrail subsidiary. As a part of the reorganization, NSR issued new unsecured debt obligations, which were exchanged for unsecured debt obligations of Consolidated Rail Corporation (CRC), a Conrail subsidiary. In addition, NSR entered into new lease and sublease arrangements with CRC to support CRC's secured debt and lease obligations, and the long-term note due to Conrail was eliminated. The reorganization did not affect the Shared Assets Areas, which continue to be owned and operated by CRC. After the reorganization, "Conrail rents and services" reflects only the expenses associated with the Shared Assets Areas, and other expenses (primarily the depreciation related to the routes and assets) are reflected in their respective line items.

6. PAYMENTS TO CONRAIL -

Payments made to Conrail in accordance with the operating and lease agreements in place before the Conrail corporate reorganization (see note 5) reduced NS' "Net cash provided by operating activities." A significant portion of these payments was borrowed back from a Conrail subsidiary. The net borrowings were included in NS' "Net cash used for financing activities" and totaled $81 million in the first six months of 2004.